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NEWS RELEASE

FOR INFORMATION CONTACT:                                  [GRT LISTED NYSE LOGO]

GLIMCHER REALTY TRUST
150 EAST GAY STREET
COLUMBUS, OHIO 43215

William G. Cornely           Melinda A. Janik        Carolee J. Oertel
Exec. V.P., COO              Sr. V.P., CFO           Manager, Investor Relations
bcornely@glimcher.com        mjanik@glimcher.com     coertel@glimcher.com
(614)887-5614                (614)887-5610           (614)887-5613

FOR IMMEDIATE RELEASE                                               EXHIBIT 99.2
AUGUST 14, 2003

                         GLIMCHER REALTY TRUST ANNOUNCES
               PURCHASE OF JOINT VENTURE INTEREST IN REGIONAL MALL

COLUMBUS, OH -AUGUST 14, 2003- GLIMCHER REALTY TRUST, (NYSE: GRT), today announced that it had completed the acquisition of the joint venture interest not previously owned by the Company in Eastland Mall, a 1,064,634 square foot enclosed regional mall located in Charlotte, NC. The Company acquired the remaining 80% interest for $4.75 million in cash.

The property had an outstanding mortgage balance of $46.2 million on the acquisition date. The existing mortgage, which originated in 1998, matures on September 11, 2008. The debt bears interest at a fixed rate of 8.50% and is based on a 30 year principal amortization schedule. The purchase price for this acquisition represents an approximate capitalization rate of 12% based on current net operating income.

"This acquisition is in keeping with our strategy of redeploying a portion of the proceeds from community center asset sales into new investments in regional malls," said Michael P. Glimcher, President. "With this latest transaction, we now have 100% ownership of 22 of our 23 regional malls."

ABOUT THE COMPANY

Glimcher Realty Trust, a real estate investment trust, is a recognized leader in the ownership, management, acquisition and development of enclosed regional and super-regional malls, and community shopping centers.

Glimcher Realty Trust's common shares are listed on the New York Stock Exchange under the symbol "GRT." Glimcher Realty Trust is a component of both the Russell 2000(R) Index, representing small cap stocks, and the Russell 3000(R) Index, representing the broader market.

                       VISIT GLIMCHER AT: WWW.GLIMCHER.COM

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